[Legg Mason Wood Walker, Incorporated Letterhead]

December 30, 2003

Special Committee of the Board of Directors

Boyd Bros. Transportation Inc.
3275 Highway 30
Clayton, Alabama 36016

Members of the Special Committee:

      We understand that Boyd Bros. Transportation Inc., a Delaware corporation (“Boyd Bros.” or the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with BBT Acquisition Corporation (“BBT”), a newly formed Delaware corporation owned by an investor group that includes members of management of the Company (the “Investor Group”), pursuant to which BBT will merge with and into the Company, with the Company surviving the merger (the “Merger”) in a transaction intended to take the Company private. We further understand that the members of the Investor Group will contribute to BBT all shares of common stock of the Company that they own immediately prior to the Merger, and that in the Merger all outstanding shares of common stock of the Company (other than shares owned by BBT and other than shares owned by holders who exercise their dissenters rights under the Delaware Business Corporation Law) will be converted into the right to receive $7.00 per share in cash (the “Consideration”) upon the terms and subject to the conditions contained in the Agreement.

      You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the Company’s common stock (other than members of the Investor Group) of the amount of Consideration to be paid in the Merger.

      In arriving at our opinion set forth below, we have, among other things:

(i) reviewed and analyzed the financial terms and conditions of the draft agreement and plan of merger by and between the Company and BBT Acquisition Corporation to be dated December 31, 2003;

(ii) reviewed and analyzed certain publicly available audited and unaudited financial statements of Boyd Bros. and certain other publicly available information about Boyd Bros.;

(iii) reviewed and discussed with representatives of the senior management of Boyd Bros. certain information of a business and financial nature furnished to us by them, including financial forecasts and related assumptions of Boyd Bros.;

(iv) reviewed public information with respect to certain other companies in lines of business that we believe to be generally comparable to the business of Boyd Bros.;

(v) reviewed the financial terms, to the extent publicly available, of certain business combinations relevant to our analysis;

(vi) reviewed certain publicly available information concerning the historical stock price of Boyd Bros. common stock; and

(vii) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion.

      In connection with our review, we have assumed and relied, without any responsibility for independent verification, on the accuracy and completeness of the foregoing information, all financial and other information supplied to us by Boyd Bros., and all publicly available information. We have further relied upon the assurances of management of the Company that they are unaware of any facts that would make the information provided incomplete or misleading. We have assumed, with your consent, that there has been no material change in the assets, financial condition, business or prospects of Boyd Bros. since the date of the most recent financial statements made available to us, and that any material liabilities (known or unknown, contingent or otherwise) and assets of the Company are set forth in the financial statements of the Company that we reviewed. We have not performed any independent valuation or appraisal of any of the assets or liabilities of the Company. Nor have we been furnished with any appraisals or valuations of the assets or liabilities of the Company. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. We have also assumed that the Merger will be consummated on the terms in the draft Agreement that we reviewed and that the terms of the final Agreement will not differ materially from those of the draft Agreement we reviewed.

      With respect to financial forecasts, we have assumed, and relied on the management of the Company that, they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The forecasts and projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, facts related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Our opinion is necessarily based on share prices, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us up to and including, the date of this letter. In rendering our opinion, we did not address the relative merits of the Merger or any alternative potential transaction. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company’s common stock (other than members of the Investor Group) of the amount of Consideration and we express no opinion as to the underlying decision of the Special Committee regarding whether to approve the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a business combination or other extraordinary transaction involving the Company. We have acted as financial advisor to the Special Committee with respect to the Merger and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we or our affiliates may actively trade securities of the Company for our or their own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which either the Company or its affiliates is a party or may be subject and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of such matters.

      It is understood that this letter is directed to the Special Committee of the Board of Directors of Boyd Bros. and does not constitute a recommendation to any holder of the Company’s common stock as to whether such stockholder should vote in favor of the Merger. This letter is not to be quoted or referred to, in whole or in part, in any tender offer document, registration statement, or document related to a sale of securities, nor shall this letter be used for any other purposes, without our prior written consent, provided that this opinion (and references to this opinion) may be included in its entirety in the Schedule 13E-3 and related proxy materials filed by Boyd Bros. or BBT with the Securities and Exchange Commission with respect to the Merger.

      Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the amount of Consideration to be paid in the Merger, is fair from a financial point of view to holders of common stock of the Company (other than the members of the Investor Group).

Very truly yours,

LEGG MASON WOOD WALKER, INCORPORATED

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